

Credit Suisse Asset Management Income Fund, Inc.
10f-3 Transactions
For the Period July 1, 2001 through December 31, 2001


Date		Security  		Broker			Price	Par	    	% of Offering	% of Assets   	Syndicate Member

11/7/01		Triton PCS Inc.		JP Morgan Chase		100	450,000		0.11%	      	0.20%	     	CSFB
		8.75%, 11/15/11
